SCHEDULE 14A

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                            SCHEDULE 14A INFORMATION
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                             The SMALLCap Fund, Inc.
                (Name of Registrant as Specified in its Charter)

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                   (Name of Person(s) Filing Proxy Statement
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                                                     The SMALLCap Fund, Inc.(TM)
                                                                One South Street
                                                       Baltimore, Maryland 21202
                                                June 6, 2003

Dear SMALLCap Fund Stockholder:

         We are pleased to announce that the Board has authorized the Fund to conduct a tender offer for 65% of the Fund's outstanding shares at a price per share of at least 99% of net asset value (NAV). This should allow those stockholders who wish to liquidate some or all of their investment an opportunity to do so while also preserving the Fund for those who wish to remain as long-term investors with exposure to the small cap sector through a proven investment vehicle. The tender offer is targeted to conclude on or about September 10, 2003. You will receive further details on the tender offer in coming weeks.

       Elect Audrey Jones and Robert Kuftinec - Vote the WHITE proxy card

         Audrey Jones and Robert Kuftinec will work to improve your Fund's performance, eliminate the discount and cut Fund expenses. They know how to be effective Board members by setting high standards for management and guiding management in achieving these goals. They will work with other constructive members of the Board to help return the Fund to excellence.

                           Bradshaw has sued your Fund

         On May 29, 2003, Ralph Bradshaw filed a lawsuit against your Fund challenging the validity of a bylaw amendment adopted by the Board in February of this year. The Fund's Corporate Governance Committee recommended the bylaw amendment which requires a majority vote of stockholders to elect directors because it was concerned that a minority stockholder was attempting to take control of the Fund for his own personal gain. A federal appeals court recently ruled unanimously that an almost identical bylaw provision is valid.

         Why is Bradshaw so upset that he has sued the Fund to overturn this bylaw? Because it is preventing him from taking control of your Fund as he has done with four other closed-end funds which he has targeted. Bradshaw's lawsuit is one more example of the distraction, waste and expense he has brought to this Board and your Fund. Ralph Bradshaw is not working for your best interests.

         Protect your investment by returning the enclosed WHITE proxy card today and vote FOR the re-election of Mr. Kuftinec and Ms. Jones. If you have already returned Bradshaw's green proxy card and wish to change your vote, please return the enclosed WHITE proxy card. If you have any questions, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or 212-929-5500 (call collect).

         Sincerely,

         /s/ Richard S. Wood

         Richard Wood
         Chairman of the Board